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               CONSENT OF INDEPENDENT ACCOUNTANTS                  EXHIBIT 23.3

We consent to the incorporation by reference in the Registration Statement of Regal Cinemas, Inc. on Form S-8 of our report dated February 8, 1996, except for the combination described in Note 1, as to which the date is May 30, 1996, and the two transactions described in Note 14, as to which the dates are May 31, 1996 and June 6, 1996, respectively, on our audits of the supplemental consolidated financial statements of Regal Cinemas, Inc. as of December 29, 1994 and December 28, 1995, and for each of the three years in the period ended December 28, 1995, included in the Current Report on Form 8-K of Regal Cinemas, Inc., dated July 1, 1996.

                                          /s/ Coopers & Lybrand L.L.P.

Knoxville, Tennessee
July 1, 1996